EXHIBIT 99.1



[MOTIENT LOGO]


October 24, 2005

James D. Dondero
Highland Capital Management, L.P.
1300 Two Galleria Tower
13455 Noel Road, LB 45
Dallas, TX 75240

Dear Jim:

We have received your most recent public letter regarding Motient's offer to exchange its outstanding Series A Preferred Stock. Unfortunately, since you did not attend or meaningfully participate at any of the several meetings of Motient's board of directors at which the exchange offer and the related documents were discussed and approved, you missed the opportunity to raise these issues in a more appropriate forum and in a more timely matter. Therefore, we first request that you refer to any of the materials circulated by management to the board since July, and to your notes and the notes of your representatives (who attended in your absence) relating to the aforementioned board meetings. For our part, we will avoid publicly discussing matters that the board has discussed in its meetings.

As to the sufficiency of our public disclosure, we would note that the SEC has reviewed and provided comments on the company's disclosure, and we have complied with all of their requests. Accordingly, we find no merit to your request that Motient reimburse you for Highland's fees and expenses in filing your injunction given that the changes to our disclosure were made in compliance with the SEC's normal and customary comment process. (Query: Are you making these requests in your role as a director of Motient or as president of Highland? It is unclear who, exactly, you are representing in these matters.) Moreover, we find your reimbursement request inappropriate considering that you could have raised these issues directly with the board but apparently chose not to. We believe that it is in the best interests of all of Motient's shareholders to avoid unnecessary legal expenses.

With regards to the scope of the release, we would simply note that a holder of Series A Preferred Stock who exchanges for Series B Preferred Stock will have claims with respect to the Series B Preferred stock rather than the Series A Preferred, thus substituting one set of claims for another.

Finally, we will admit that a typographical error incorrectly notes that the dividend date on the preferred stock is November 15, rather than October 15. However, we don't believe that the holders of the preferred stock will refuse the dividend checks mailed to them on October 15, and are pleased to note that we have not received any returned checks.

                                            Sincerely,

                                            Motient Corporation





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